Exhibit 99.1

December 23, 2022

Oragenics, Inc. Discloses One-for-Sixty Reverse Stock Split

TAMPA, FL. (December 23, 2022) – Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”), a biotech company dedicated to fighting infectious diseases including COVID-19, today announced that its Board of Directors (the “Board”) on December 22, 2022 approved a 1-for-60 reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.001 per share, accompanied by a corresponding decrease in the Company’s authorized shares of common stock (the “Reverse Stock Split”), such that, following the consummation of the Reverse Stock Split, the number of authorized shares of common stock will be reduced from 250,000,000 shares to 4,166,666 shares. As a result of the Reverse Stock Split, the Company’s common stock is expected to begin trading on a split-adjusted basis when the markets open on January 23, 2023.

As a result of the Reverse Stock Split, every 60 pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of holders, and the number of issued and outstanding common shares will be reduced from approximately 117.6 million shares to approximately 1.9 million shares. Any fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share on a per shareholder basis. Proportionate adjustments will be made to (i) shares of common stock issuable upon exercise or conversion of all issued and outstanding options, warrants and convertible securities of every kind, and (ii) shares outstanding and authorized for issuance under the Company’s 2021 Equity Incentive Plan. The Reverse Stock Split will neither affect the par value of the common stock nor will it affect the Company’s authorized preferred stock, except to affect, where applicable, the conversion rates of outstanding shares of preferred stock.

The Board approved the Reverse Stock Split unilaterally, and without shareholder approval, pursuant to Section 607.10025 of the Florida Business Corporation Act (the “FBCA”), to enable the Company to expeditiously meet the continued listing standards of the NYSE American, LLC (the “NYSE American”) and to reduce the risk of the Company being automatically delisted from the NYSE American due to the trading price of its common stock falling below the price that the NYSE American views as low. The Company anticipates that the effective time of the Reverse Stock Split will be after the market closes on January 20, 2023 with the common stock trading on a post-split basis when the market opens on January 23, 2023 under the existing trading symbol “OGEN” with a new CUSIIP number, 684023 500. The Reverse Stock Split will increase the market price per share of the Company’s common stock which is expected to bring the Company into compliance with the applicable listing requirements of the NYSE American.

Commenting on the matter, President and CEO Ms. Kimberly Murphy stated: “We believe that the resulting increase in share price from the reverse split will facilitate compliance with our NYSE American listing and improve the perception of our common stock and increase the appeal of our stock to a broader range of investors.”

The Company’s transfer agent, Continental Stock Transfer & Trust, will provide instructions to shareholders regarding the process for exchanging shares. Continental Stock Transfer & Trust can be reached by phone at (917) 262-2378 or mail at 1 State Street, 30th Floor, New York, NY 10004-1561.

About Oragenics, Inc.

Oragenics, Inc. is a development-stage company dedicated to fighting infectious diseases, including those caused by coronaviruses and multidrug-resistant organisms. Its lead product is NT-CoV2-1, an intranasal vaccine candidate to prevent COVID-19 and variants of the SARS-CoV-2 virus. The NT-CoV2-1 program leverages coronavirus spike protein research licensed from the National Institutes of Health (NIH) and the National Research Council of Canada (NRC) with a focus on reducing viral transmission and offering a more patient-friendly intranasal administration. Its lantibiotics program features a novel class of antibiotics against bacteria that have developed resistance to commercial antibiotics. For more information about Oragenics, please visit www.oragenics.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability to advance the development of its vaccine candidate and lantibiotics candidate under the timelines and in accord with the milestones it projects; the Company’s ability to obtain funding, non-dilutive or otherwise, for the development of the vaccine and lantibiotic product candidates, whether through its own cash on hand, or another alternative source; the regulatory application process, research and development stages, and future clinical data and analysis relating to vaccines and lantibiotics, including any meetings, decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the potential application of our vaccine candidate to variants and other coronaviruses; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments and demand for vaccines and antibiotics; the Company’s expectations as to the outcome of preclinical studies, nasal administration, transmission, manufacturing, storage and distribution; other potential adverse impacts due to the global COVID-19 pandemic, such as delays in regulatory review, interruptions to manufacturers and supply chains, adverse impacts on healthcare systems and disruption of the global economy; the ability to effect a reverse stock split and its impact on our ability to regain and sustain compliance with our listing requirements; and general economic and market conditions and risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Contacts

Oragenics, Inc.

Kimberly Murphy, Chief Executive Officer

Tel: 813-286-7900

kmurphy@oragenics.com

or

LHA Investor Relations

Tirth T. Patel

Tel: 212-201-6614

tpatel@lhai.com